EXHIBIT 8.1

WARNER NORCROSS & JUDD LLP
Attorneys At Law
900 Old Kent Building
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2489
Telephone: (616) 752-2000
Fax: (616) 752-2500

August 1, 2000
Old Kent Financial Corporation 111 Lyon Street N.W. Grand Rapids, Michigan 49503	Home Bancorp 132 East Berry Street Fort Wayne, Indiana 46801

                    You have each requested our opinion regarding the federal income tax consequences of the proposed affiliation of Home Bancorp ("Home") with Old Kent Financial Corporation ("Old Kent") through the proposed merger (the "Merger") of OK Acquisition Corporation ("MergerSub") into Home under the terms of an Agreement and Plan of Merger dated as of June 15, 2000 (the "Merger Agreement"), among Old Kent, MergerSub and Home, followed by the liquidation of Home. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                    MergerSub will be merged into Home under the laws of the states of Michigan and Indiana and in accordance with the Merger Agreement. In the Merger, all of the issued and outstanding shares of Home Common Stock will be converted into shares of Old Kent Common Stock. Immediately after the Merger, Home will be liquidated and dissolved, and all of its assets and liabilities will be transferred to and assumed by Old Kent. In addition, immediately following the Merger and the liquidation and dissolution of Home, Old Kent intends to [merge the bank subsidiary of Home, Home Loan Bank, into Old Kent's bank subsidiary, Old Kent Bank].

                    This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions:

          1.          The board of directors of Old Kent believes that an affiliation of Home with Old Kent will assist Home in becoming a more effective competitor in its market through access to greater financial and managerial resources and permit Old Kent to better serve its customers.

          2.          The Merger will be consummated in compliance with the terms of the Merger Agreement and none of the material terms and conditions of the Merger Agreement have been waived or modified and neither Old Kent nor Home has any plan to waive or modify any such term or condition.

          3.          The fair market value of the Old Kent Common Stock to be received by each Home stockholder will be approximately equal to the fair market value of the Home Common Stock surrendered in the exchange.

          4.          Neither Old Kent nor any person related to Old Kent (as defined in Section 1.368-1(e)(3) fo the Treasury Regulations (the "Regulations")) has any plan or intention to acquire or redeem any of the Old Kent Common Stock issued in the transaction, either directly or through any transaction, agreement or arrangement with any other person, other than purchases of stock by Old Kent in the open market in the normal course of business executed through an independent broker in transactions in which Old Kent is not aware of the identity of any seller. Old Kent did not create and has not modified its stock repurchase program in connection with the acquisition of Home. Neither Home nor any person related to Home (within the meaning of Section 1.368-1(e)(3) of the Regulations without regard to Section 1.368-1(e)(3)(i)(A) of the Regulations) has acquired or redeemed any of the Home Common Stock in connection with the Merger either

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Home Bancorp
August 1, 2000

directly or through any transaction, agreement or arrangement with any other person or made any distributions with respect to the Home Common Stock (other than regular, normal dividends).

          5.          Old Kent will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Home immediately prior to the transaction. For purposes of this assumption, amounts paid by Home to dissenters, amounts used by Home to pay its reorganization expenses, amounts paid by Home to stockholders who receive cash or other property and all redemptions and distributions (except for regular, normal dividends) made by Home immediately preceding the transaction will be included as assets of Home held immediately prior to the transaction.

          6.          Old Kent will acquire, solely for voting stock, property of Home having a fair market value that is at least 80% of the fair market value of all of the property of Home.

          7.          Old Kent has formed MergerSub solely for the purpose of the acquisition transaction. MergerSub will not engage in any business other than as necessary and incident to its merger into Home. Old Kent owns all of the capital stock of MergerSub.

          8.          Immediately after the Merger, Old Kent will liquidate and dissolve Home as part of an overall plan for Old Kent to acquire the assets of Home.

          9.          Old Kent has no plan or intention to sell or otherwise dispose of any of the assets of Home acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          10.          The liabilities of Home to be assumed by Old Kent and the liabilities to which the assets of Home to be transferred are subject were incurred by Home in the ordinary course of its business. The assumption of the liabilities of Home by Old Kent is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Home to Old Kent.

          11.          Following the transaction, Old Kent will continue the historic business of Home or use a significant portion of Home's historic business assets in a business.

          12.          Each of Old Kent, Home, and the stockholders of Home will pay their respective expenses, if any, incurred in connection with the transaction. Old Kent will pay or assume only those expenses of Home that are solely and directly related to the transaction.

          13.          There is no intercorporate indebtedness existing between Old Kent and Home that was issued, acquired, or will be settled at a discount.

          14.          No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Home Bancorp
August 1, 2000

          15.          Old Kent does not own, nor has it owned during the past five years, any shares of the stock of Home.

          16.          On the date of the transaction, the fair market value of the assets of Home will equal or exceed the sum of the liabilities assumed by Old Kent plus the amount of liabilities, if any, to which the Home assets are subject.

          17.          Home is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          18.          None of the compensation or other payments received by any stockholder-employee of Home will be separate consideration for or allocable to, any of their shares of Home Common Stock; none of the shares of Old Kent Common Stock received by any stockholder-employees of Home will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          19.          The payment of cash to Home stockholders in lieu of fractional shares of Old Kent Common Stock will not be separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

                    Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of MergerSub into Home will be disregarded and the acquisition of the stock of Home and its liquidation by Old Kent will be treated for federal income tax purposes as the acquisition by Old Kent of substantially all of the assets of Home in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of Home followed by a distribution from Home to its stockholders of the Old Kent Common Stock in exchange for their Home Common Stock in a transaction qualifying as a reorganization under Section 368(a)(1)(C) of the Code. Home and Old Kent will each be "a party to a reorganization" within the meaning of Section 368(b). In addition:

          1.          No gain or loss will be recognized by Old Kent upon the receipt by Old Kent of the assets of Home in exchange for the Old Kent Common Stock and the assumption by Old Kent of the liabilities of Home.

          2.          The basis of the assets of Home to be received by Old Kent will be the same as the basis of those assets in the hands of Home immediately prior to the Merger.

          3.          Home will not recognize any gain or loss on the transfer of its assets to Old Kent in exchange for Old Kent Common Stock.

          4.          The holding period of the assets of Home to be received by Old Kent will include the holding period of those assets in the hands of Home.

WARNER NORCROSS & JUDD LLP

Old Kent Financial Corporation
Home Bancorp
August 1, 2000

          5.          No gain or loss will be recognized by the holders of Home Common Stock upon the receipt of Old Kent Common Stock in exchange for all of their shares of Home Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

          6.          The tax basis of the Old Kent Common Stock (including fractional share interests) to be received by the holders of Home Common Stock will, in each instance, be the same as the basis of the shares of Home Common Stock surrendered in exchange therefor.

          7.          The holding period of the Old Kent Common Stock to be received by shareholders of Home will, in each instance, include the period during which the Home Common Stock surrendered in exchange therefor was held, provided that the Home Common Stock was, in each instance, held as a capital asset in the hands of the holder of Home Common Stock at the Effective Time.

                    We express no opinion about the tax treatment of the transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or the effects resulting from, the Merger that are not specifically covered above.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

                    This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the Commission and may not be used, quoted or referred to or filed for any other purpose without our prior written permission.
WARNER NORCROSS & JUDD LLP By /s/ Gordon R. Lewis Gordon R. Lewis, a Partner